UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 30, 2009

Hurco Companies, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-9143	35-1150732
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Technology Way
Indianapolis, Indiana   46268

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(317) 293-5309

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of October 30, 2009, Hurco Companies, Inc. (the "Company") and JPMorgan Chase Bank, N.A. ("Chase") entered into a first amendment (the "Amendment") to the outstanding credit agreement, dated as of December 7, 2007, between the Company and Chase (the "U.S. Credit Agreement").  Prior to the effectiveness of the Amendment, the U.S. Credit Agreement provided to the Company a $30 million unsecured revolving credit and letter of credit facility (the "U.S. Facility"), and a separate letter of credit facility in the amount of New Taiwan Dollars 100 million (the "Taiwan Facility").  Pursuant to the Amendment, the maximum available credit under the U.S. Facility is reduced to $15 million, and the maximum amount of outstanding letters of credit under the U.S. Facility is set at $3 million.  The Amendment does not change the scheduled maturity date of the U.S. Facility, which remains December 7, 2012.  The Taiwan Facility remains an uncommitted demand credit facility, and the amount of available credit under the Taiwan Facility is not changed by the Amendment.

Borrowings under the U.S. Facility will bear interest at a LIBOR-based rate or a floating rate based on the prime rate of Chase, in each case, plus an applicable margin.  The Amendment provides that the floating rate will not be less than a one month LIBOR-based rate plus 2.50% per annum.  The Amendment changes the method by which the applicable margins are determined.  When the consolidated net income of the Company and its subsidiaries for the four most recently reported consecutive fiscal quarters is:

(i) equal to or greater than $0.00 (a "No Loss Four Quarter Period"), the applicable margins are determined by reference to the ratio of the total consolidated interest-bearing debt and obligations and the undrawn face amount of all letters of credit outstanding of the Company and its subsidiaries ("consolidated total indebtedness"), to their consolidated EBITDA (as defined in the U.S. Credit Agreement); and

(ii) less than $0.00 (a "Net Loss Four Quarter Period"), the applicable margins are determined based on the ratio of the positive remainder, if any, of the aggregate cash and cash equivalent investments of the Company and its subsidiaries, on a consolidated basis, minus the consolidated total indebtedness, to an amount equal to two (2) times the consolidated net loss (stated as an absolute value) of the Company and its subsidiaries for the two consecutive fiscal quarters ending at the close of such four quarter period (the "Excess Cash to Annualized Net Loss Ratio").

Based on the most recent determination of applicable margins under the U.S. Credit Agreement, the applicable margin under the U.S. Facility immediately following the effective date of the Amendment will be the same as was in effect under the U.S. Facility prior to the Amendment.  The Amendment also reduces the rates used to determine fees payable by the Company for that portion of the U.S. Facility which is not utilized by the Company from time to time.

The Amendment adds further limitations on the Company's ability to declare and pay dividends, incur additional indebtedness and make acquisitions following the occurrence of a Net Loss Four Quarter Period, which limitations remain in effect until there occurs a No Loss Four Quarter Period.  The Amendment also changes the Company's financial covenants under the U.S. Credit Agreement.  The Amendment eliminates the minimum quarterly consolidated net income covenant.  Pursuant to the Amendment, the covenant establishing a maximum ratio of consolidated total indebtedness to total indebtedness and net worth remains applicable as of the close of the last fiscal quarter of each No Loss Four Quarter Period.  For the last fiscal quarter of a Net Loss Four Quarter Period, the Amendment establishes a covenant requiring the Company to achieve an Excess Cash to Annualized Net Loss Ratio of not less than 1.00 to 1.00.

A copy of the Amendment is included as Exhibit 10.1 to this filing and is incorporated herein by reference.  A copy of the U.S. Credit Agreement was included as Exhibit 10.1 to the Form 8-K filed by the Company on December 12, 2007.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 31, 2009, the Board of Directors of the Company appointed Michael Doar to the office of President.  As previously announced by the Company, James D. Fabris resigned as President and Chief Operating Officer of the Company effective October 31, 2009.  In his capacity as President, Mr. Doar, age 54, will perform the functions previously performed by Mr. Fabris.  Mr. Doar will continue to serve as the Company's Chief Executive Officer and Chairman of the Board, positions he has held since 2001.  Mr. Doar's compensation arrangements, as described in the proxy statement for the Company's 2009 annual meeting of shareholders, were not changed as a result of his appointment to the office of President.

Item 9.01           Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.1	First Amendment to Credit Agreement dated as of October 30, 2009, between Hurco Companies, Inc. and JPMorgan Chase Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HURCO COMPANIES, INC.

By:	/s/ John G. Oblazney
Name:	John G. Oblazney
Title:	Vice President and Chief Financial Officer

Dated:  November 3, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement dated as of October 30, 2009, between Hurco Companies, Inc. and JPMorgan Chase Bank, N.A.